Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:	December 14, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208 Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION EXTENDS RECORD DATE FOR PROPOSED RIGHTS OFFERING

Fairlawn, Ohio – December 14, 2011 – Central Federal Corporation (NASDAQ: CFBK) the parent company of CFBank, today announced that it has extended the record date to December 21, 2011 for its previously disclosed proposed rights offering of common stock. All record holders of the Company’s common stock will receive, at no charge, one subscription right for each share of common stock held as of 5:00 p.m., Eastern time, on the record date. Each subscription right will entitle the holder of the right to purchase 6.048 shares of Company common stock at a subscription price of $1.00 per share. In addition, for each four shares purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years.

A registration statement related to these securities has been filed with the Securities and Exchange Commission (“SEC”) but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. You may obtain a written prospectus, when available, for the proposed rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 2923 Smith Road, Fairlawn, Ohio 44333, Attention: Eloise L. Mackus, CEO. You may also obtain a copy of the SEC filings at www.sec.gov, and you may request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Securities may not be sold nor may offers to buy be accepted prior to the effectiveness of the registration statement, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.